EXHIBIT 3.1.2

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                               WORLD KITCHEN, INC.

     World Kitchen, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     I. The name of the corporation is "World Kitchen, Inc.," which was amended from "Corning Consumer Products Company" pursuant to a Certificate of Amendment of Certificate of Incorporation filed with the Secretary of the State of Delaware on January 13, 2000, which was amended from "Revere Ware Corporation" pursuant to a Certificate of Amendment of Certificate of Incorporation filed with the Secretary of the State of Delaware on June 22, 1998, which was amended from "CWC Corporation" pursuant to a Certificate of Amendment of Certificate of Incorporation filed with the Secretary of the State of Delaware on January 2, 1992. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 15, 1991.

     II. The text of the Certificate of Incorporation as amended heretofore is hereby further amended and restated to read as herein set forth in full:

     FIRST:  The name of the corporation is:

                   World Kitchen, Inc.

     SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The total number of shares which the Corporation shall have authority to issue is 1,000 shares of common stock, without par value (the "Common Stock"). The holders of Common Stock will be entitled to one vote each on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.

     FIFTH: The Corporation will not issue nonvoting capital stock to the extent prohibited by Section 1123 of Title 11 of the United States Code as in effect on the effective date of the Second Amended Joint Plan of Reorganization of World Kitchen, Inc., its Parent Corporation and its Subsidiary Debtors, dated November 15, 2002 (the "Bankruptcy Code"); provided, however, that this Article
                                           --------  -------
FIFTH (a) will have no further force and effect beyond that required under
Section 1123 of the Bankruptcy Code, (b) will have such force and effect, if any, only for


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so long as Section 1123 is in effect and applicable to the Corporation, and (c)
in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.

     SIXTH: The Board of Directors of the Corporation (the "Board") may make, amend and repeal the bylaws of the Corporation (the "Bylaws"). Any Bylaw made by the Board under the powers conferred hereby may be amended or repealed by the Board (except as specified in any such Bylaw so made or amended) or by the stockholders in the manner provided in the Bylaws. The Corporation may in its Bylaws confer powers upon the Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law.

     SEVENTH: Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

     EIGHTH: The number of Directors of the Corporation will not be less than one nor more than three and will be fixed from time to time in the manner provided in the Bylaws. The members of the Board shall be elected annually at the annual meeting of the stockholders of the Corporation, except as provided in the Bylaws. In the event of the failure to elect members of the Board at an annual meeting of the stockholders of the Corporation, then Directors may be elected at any regular or special meeting of the stockholders entitled to vote for election of Directors, provided that notice of such meeting shall contain mention of the purpose. Election of Directors need not be by written ballot.

     NINTH: To the full extent permitted by the Delaware General Corporation Law or any other applicable law currently or hereafter in effect, no Director of the Corporation will be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a Director of the Corporation. Any repeal or modification of this Article NINTH will not adversely affect any right or protection of a Director of the Corporation existing prior to such repeal or modification.

     III. This Amended and Restated Certificate of Incorporation of World Kitchen, Inc. shall become effective as of 12:00 p.m., Eastern Time, on January 31, 2003.

     IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates, integrates and amends the provisions of the certificate of incorporation of the Corporation, as amended, having been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, has been executed by its duly authorized officer this 30th day of January 2003.


                                             WORLD KITCHEN, INC.


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                                             By:    /s/ Raymond J. Kulla
                                             Name:  Raymond J. Kulla
                                             Title: Vice President and Secretary


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